Exhibit 6.5

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of January 5, 2023 (the "Effective Date") by and among Fourth & One, LLC, a Colorado limited liability company ("Seller") and Thunder Energies Corporation, a Florida corporation ("Purchaser").

RECITALS

WHEREAS, Seller owns a 60% membership interest ("Seller's Membership Interest") in WC Mine Holdings, LLC, a Delaware limited liability company ("WCMH") free and clear of all liens, claims and encumbrances other than those set forth in WCMH's Operating Agreement, a copy of which is attached hereto as Schedule A (the "Operating Agreement").

WHEREAS, WCMH holds an 83.3% ownership interest in the patented and unpatented mining claims, as well as certain water rights, as set forth on Schedule B hereto (the "Assets"). Income Estates, LLC, an entity wholly owned by Giovani D'Amore, owns the remaining 16.7% interest in the Assets.

WHEREAS, Seller intends to sell and transfer 51.5% of Seller's Membership Interest to Purchaser (the "Purchased Interest").

WHEREAS, Purchaser desires to purchase the Purchased Interest from Seller on the terms and conditions set forth in this Agreement (the "Purchase").

WHEREAS, upon the Closing (defined below), Seller will own a 29.1% membership interest in WCMH and Purchaser will own a 30.9% membership interest in WCMH.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

PURCHASE OF PURCHASED INTEREST

1.1             Incorporation of Recitals. The Recitals set forth above are hereby incorporated into this Agreement as though they were set forth in their entirety in this Section 1.1.

1.2             Purchase and Sale of the Purchased Interest. Upon the terms and subject to the conditions, representations, warranties and agreements contained in this Agreement, at the Closing (as defined below) and effective as of the Effective Date, Purchaser shall purchase the Purchased Interest from Seller, and Seller shall sell, assign, convey, transfer and deliver the Purchased Interest to Purchaser, free and clear of all liens, options, claims, charges, restrictions and other encumbrances.

1.3             Purchase Price: Payment. The consideration for the Purchased Interest shall consist of the following:

(a)              USD$4,000,000.00, payable by Purchaser to Seller pursuant to the terms of a Convertible Promissory Note executed and delivered by Purchaser to Seller at Closing (the "Promissory Note"), provides that Seller may, at Seller's option, convert all amounts due thereunder into shares of Purchaser's Free Trading common stock (hereinafter, Purchaser's stock regardless of class designation shall be referred to as "TE Shares") on the earlier of (y) three (3) business days after the granting of approval by the Securities and Exchange Commission of Purchaser's REG A II $5 Per Share Offering (the "REG A II Offering"), or (z) May 31, 2023, and (ii) shall be secured by a Pledge Agreement executed and delivered by Purchaser to Seller at Closing (the "Pledge Agreement" and, together with this Agreement, the Promissory Note and the other documents referenced in Section 1.4, the "Transaction Documents"); plus

(b)             Two Thousand (2,000) RoRa Prime digital coins ("RoRa Coins") at a discounted value as of the Effective Date of $725.00 per coin (and therefore with an aggregate value of USD$1,450,000.00), delivered by Purchaser to Seller by the transfer of a digital wallet at Closing. In the event that the RoRa Coins are not made available to convert to cash on or before June 1, 2023 at a conversion ratio of $800.00 per coin (or the conversion ratio is less than $800.00 per coin), then Purchaser will purchase all 2,000 of Seller's RoRa Coins from Seller at a purchase price of $800.00 per coin on June 1, 2023 (the "RoRa Coin Cash Consideration").

Purchaser acknowledges and agrees that the aggregate value of the Convertible Note and RoRa Coins is Five Million Four Hundred Fifty Thousand United States Dollars (USD$5,450,000.00) (the "Purchase Price").

(c)              In addition, Terrell Davis and Frank White shall each be entitled to one director seat on the Board of Purchaser for a minimum period of 24 months from and after Closing. If Terrell Davis or Frank White desires to appoint someone other than themselves, that appointment must be mutually agreed to by all parties. This obligation extends to any successor-in-interest of Purchaser's rights hereunder (by operation of law or otherwise).

1.4              Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur upon full execution of the Transaction Documents and shall be effective as of the Effective Date.

(a)              Purchaser's Closing Deliveries. At the Closing, Purchaser will deliver to Seller the following documents, duly executed by Purchaser:

(i)                the Promissory Note;

(ii)               the transfer of Two Thousand (2,000) RoRa Coins, by Purchaser to Seller's digital wallet;

(iii)              the Pledge Agreement;

(iv)             a joinder to the Operating Agreement;

(v)              a Board Member Indemnification Agreement for both Terrell Davis and Frank White (or their respective appointees), in a form reasonably acceptable to them and which acknowledges the respective appointments as of the Closing; and

(vi)             such other documents as may be reasonably requested by Seller.

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(b)              Seller's Closing Deliveries. At the Closing, Seller will deliver the following documents to Purchaser, duly executed by Seller:

(i)             an Assignment of Membership Interest in the form attached hereto as Exhibit A;

(ii)            the Pledge Agreement; and

(iii)           such other documents as may be reasonably requested by Purchaser.

ARTICLE 2

REPRESENTATIONS OF PURCHASER

As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement, Purchaser represents, covenants and warrants to Seller as of the Closing and as the Effective Date the following:

2.1              Power and Authority. Purchaser has full power, legal right and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. No other acts or proceedings on the part of Purchaser are or will be necessary to authorize this Agreement (or any other Transaction Document) or the transactions contemplated hereunder or thereunder. The Transaction Documents, constitute valid and legally binding obligations of Purchaser and are enforceable against Purchaser in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors' rights or by the application of equitable principles when equitable remedies are sought.

2.2              No Consents. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Purchaser is a party, is required for the execution, delivery or performance by Purchaser of this Agreement or any of the other Transaction Documents or for the consummation of the transactions contemplated hereby or thereby.

2.3              TE Shares and RoRa Coins. The TE Shares are publicly traded on the Other OTC stock exchange under the ticker TNRG and as of the hereof the previous close value was

$0.05 per share. Purchaser owns the RoRa Coins, beneficially and of record, and has good and marketable right, title and interest in and to all of the RoRa Coins, free and clear of all liens, pledges, security interests, charges, contractual obligations, claims or encumbrances of any kind ("Liens"). Upon transfer of the RoRa Coins to Seller, Seller shall hold the RoRa Coins free and clear of all Liens.

2.4              No Litigation. No litigation, investigation or proceeding of or before any court, arbitrators or governmental authorities is pending against or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or its assets, the TE Shares or the RoRa Coins.

2.5              Investor Representations.

(a)              Purchaser is acquiring the Purchased Interest solely for Purchaser's own account and beneficial interest for investment and not with a view to sell, transfer or distribute the Purchased Interest or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

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(b)             Purchaser understands that the Purchased Interest has not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser understands that the Purchased Interest are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Purchased Interest indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that WCMH has no obligation to register or qualify the Purchased Interest for resale. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Interest, and on requirements relating to WCMH which are outside of Purchaser's control, and which WCMH is under no obligation and may not be able to satisfy.

(c)              Purchaser understands that no public market now exists for any of the Purchased Interest and that WCHM has made no assurances that a public market will ever exist for the Purchased Interest.

(d)              Without lessening or obviating the representations and warranties of Seller set forth in Article 3 below, Purchaser hereby: (A) acknowledges that Purchaser has received all the information Purchaser has requested from Seller about the Purchased Interest, WCMH, and the Assets, (B) represents that Purchaser has had an opportunity to ask questions and receive answers from Seller regarding Purchased Interest, WCMH, and the Assets and to obtain any additional information necessary to verify the accuracy of the information given Purchaser, (C) has read the Operating Agreement in its entirety, and (D) has specific knowledge and experience in financial and business matters and investments such that Purchaser is capable of evaluating the merits and risk of its investment in WCMH and the Assets by virtue of its purchase of the Purchased Interest.

(e)              Purchaser acknowledges that investment in WCMH and the Assets involves a high degree of risk, and represents that Purchaser is able, without materially impairing Purchaser's financial condition, to hold the Purchased Interest for an indefinite period of time regardless of whether or not dividends are paid by WCMH to Purchaser in respect of the Purchased Interest.

2.6             Survival. The representations, warranties and covenants of Purchaser set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

ARTICLE 3

REPRESENTATIONS OF SELLER

As an inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement, Seller represents, covenants and warrants to Purchaser the following:

3.1             Power and Authority. Seller has legal power, legal right and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. No other acts or proceedings on the part of Seller will be necessary to authorize this Agreement (or any Transaction Documents) or the transactions contemplated hereunder or thereunder. The Transaction Documents, constitute valid and legally binding obligations of Seller and are enforceable against Seller in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors' rights or by the application of equitable principles when equitable remedies are sought.

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3.2             No Liens or Encumbrances. Seller owns the Purchased Interest, beneficially and of record, and has good and marketable right, title and interest in and to all of the Purchased Interest, free and clear of all Liens except for contractual obligations arising under the Operating Agreement. Upon transfer of the Purchased Interest to Purchaser and receipt by Seller of payment in full of the Purchase Price and other consideration described in Section 1.3, Purchaser shall receive the Purchased Interest free and clear of all Liens, except for (a) Liens created by the Transaction Documents, (b) inchoate mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business for amounts not yet due and payable, (c) Liens for governmental taxes and other charges that are not due and payable, and (d) contractual obligations arising under the Operating Agreement (collectively, the "Permitted Liens").

3.3             No Consents. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Seller is a party, is required for the execution, delivery or performance by Seller of this Agreement or any of the other Transaction Documents or for the consummation of the transactions contemplated hereby or thereby.

3.4              No Litigation. No litigation, investigation or proceeding of or before any court, arbitrators or governmental authorities is pending against or, to the best knowledge of Seller, threatened against or affecting Seller, WCMH, the Purchased Interest, or the Assets.

3.5              Survival. The representations, warranties and covenants of Seller set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

ARTICLE 4

ADDITIONAL COVENANTS

4.1             Geologist Report.

(a)               Seller agrees that upon Seller's receipt of the RoRa Coin Cash Consideration from Purchaser (or other cash consideration in an amount no less than USD$1,600,000 received by Seller from its conversion or sale of the RoRa Coins as otherwise provided for in Section l .3(b)). Seller shall engage the services of geologist Lane Griffm (or in the event he does not agree to perform such services another geologist mutually agreeable to the parties) to prepare a preliminary report on the Assets (the "Geologist Report") for an agreed upon fee of $60,000.00.

(b)              Seller agrees that upon Seller's receipt of the cash consideration received following the conversion of the Promissory Note to TE Shares as provided for therein, and Seller's liquidation of TE Shares to cash, Seller shall apply up to $440,000.00 toward cost and expenses incurred in connection with further exploration and estimated mineral reserve reporting with respect to the Assets.

(c)              For the avoidance of doubt, the Geologist Report shall be based on information already known as of the date of this Agreement and shall not include a 43101 of the specific parcels of real property to which the Assets relate.

4.2             Due Diligence. Prior to the Maturity Date (as defined in the Promissory Note), Purchaser shall cooperate with Seller in the performance by Seller of its due diligence review of Purchaser and the TE Shares. In connection with such due diligence, (a) Purchaser shall grant Seller and its authorized agents the right to inspect the books and records relating to TE Shares (including without limitation copies of Purchaser's Articles or Certificate of Incorporation, Bylaws, Shareholders' Agreement, and any other constituent documents of Purchaser), and (b) provide Seller and its authorized agents with all information reasonably requested relating to the TE Shares, the REG A II Offering and the RoRa Coins.

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ARTICLE 5

MISCELLANEOUS PROVISIONS

5.1              Confidentiality. The parties acknowledge that their existing Confidentiality Agreement dated June 17, 2022, shall remain in full force and effect following the execution of this Agreement and the Closing; provided, however that notwithstanding anything to the contrary in the Confidentiality Agreement, Confidential Information (as defined in the Confidentiality Agreement) may be disclosed (a) to those professionals, advisors, and potential financing sources and their attorneys who have a need to know, (b) as required by applicable law or to enforce a party's rights pursuant to the Transaction Documents, (c) with the written consent of the other party, or (d) in the event that a party hereto is at any time requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose such Confidential Information, provided that such party first provide the other party with prompt notice of such request so that an appropriate protective order or nondisclosure agreement may be sought.

5.2             Indemnity. Purchaser and its officers, directors, successors, heirs, personal representatives, affiliates and assigns (each, an "Indemnifying Party") shall indemnify and hold harmless Seller and its members, managers, successors, heirs, personal representatives, affiliates and assigns (each, an "Indemnified Party") harmless from and against and pay on behalf of or reimburse each Indemnified Party as and when incurred for Losses which such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with any breach of any representation. warranty or covenant of Purchaser under this Agreement or any other Transaction Document. "Losses" means liabilities, losses, assessments, judgments, taxes, fines, penalties, costs, expenses (including reasonable attorneys' fees) or other damages paid, incurred, or suffered by an Indemnified Party. The parties agree to the indemnification procedures set forth on Exhibit B.

5.3             Assignment. Neither party may assign any of their rights or obligations under this Agreement without the prior written consent of the other party, which may be granted or withheld in such party's sole discretion. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and all of their respective affiliates, directors, officers, employees, shareholders, heirs, legal representatives, successors and permitted assigns.

5.4             Parties in Interest. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto, and the successors and permitted assigns of each, any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

5.5             Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing that specifically refers to this Agreement and is signed by both parties to this Agreement.

5.6              Severability. If any provision of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

5.7              Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

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5.8              Further Assurances. The parties agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things that may be necessary to more effectively and completely carry out the intentions of this Agreement.

5.9              Equitable Remedies. The Purchased Interest and the consideration described in Section 1.2 is unique and cannot be readily purchased or sold in the open market. If a party to this Agreement breaches or threatens to breach any provision of this Agreement, damages at law would be an inadequate remedy. Therefore, the parties will be irreparably damaged if this Agreement is not specifically enforced. In addition to all other rights or remedies, if any party breaches or threatens to breach any provision of this Agreement or any other Transaction Document, the other party shall be entitled to seek an injunction restraining any breach or threatened breach, a decree for specific performance of the provisions of this Agreement, or both. Any party may seek equitable relief pursuant to this Section 5.10 without being required to show actual damage or post an injunction bond.

5.10            Remedies Cumulative. Except as otherwise expressly provided in this Agreement, no remedy in this Agreement conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof.

5.11            Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement or any other Transaction Document, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement or any other Transaction Document, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action. arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

5.12            Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the State of Colorado without regard to principles of conflicts of laws.

5.13            Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Colorado state court sitting in the City and County of Denver, Colorado, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Colorado court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or (s)he may legally and effectively do so, any objection that it or (s)he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Colorado state court in the City and County of Denver. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

5.14            Survival. All covenants, agreements, representations and warranties made in this Agreement by any party, unless waived in writing, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

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5.15            Expenses. Each party shall bear all costs and expenses incurred by such party in connection with the negotiation, execution, and delivery of the transactions contemplated by this Agreement and the Transaction Documents, as well as such party's due diligence and all other actions taken by such party in connection with the transactions contemplated hereunder; except in the event of a party's default hereunder (or under any of the Transaction Documents), in which case the defaulting party shall pay the non-defaulting party's attorneys' fees incurred in connection with the transactions contemplated hereunder (including all attorneys' fees incurred in connection with negotiation and preparation of the Transaction Documents, as well as the party's due diligence).

5.16           Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into or notice given in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of Electronic Transmission (as defined herein), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Transmission to deliver a signature or provide notice or the fact that any signature, agreement, notice, or instrument was transmitted or communicated through Electronic Transmission as a defense to the formation of a contract or sufficiency of notice and each such party forever waives any such defenses.

For purposes of this Agreement, "Electronic Transmission" means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

5.17           Notices. All notices, requests, consents, and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the party giving such notice) hand delivered in person or by messenger or courier service, sent by Electronic Transmission (including email), or mailed by first class mail (postage prepaid) addressed to:

Hto Seller:	If to Purchaser:

Terrell Davis, Managing Member Fourth & One, LLC 19750 E. Geddes Place Centennial, Colorado 80016 Email: lamardavisl 8@yahoo.com	Ricardo Haynes, President & CEO Thunder Energies Corporation 1100 Peachtree Street NE, Ste. 200 Atlanta, Georgia 30309 Email:rhaynes@thunderenergiescorp.com or such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if hand delivered in person or by messenger or courier service; (b) upon confirmation of transmission, if sent by Electronic Transmission; and (c) three (3) days after deposit with the United States Post Office, if mailed via first class mail.

5.18            Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

5.19            Counterparts. This Agreement may be executed in one or more counterparts (and by Electronic Transmission), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

5.20           Descriptive Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part of this Agreement and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

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5.21           Singular and Plural Usages. Whenever used in this Agreement, the singular number includes the plural, the plural number includes the singular and the use of any gender includes all gender.

5.22           Entire Agreement. This Agreement and the Transaction Documents constitutes the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes all other negotiations, understandings and representations (if any) made by and among the parties to this Agreement.

[Signatures are on Next Page]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.

PURCHASER:	SELLER:

THUNDER ENERGIES CORPORATION	FOURTH & ONE LLC

/s/ Ricardo Haynes	/s/ Terrell Davis
Ricardo Haynes, President & CEO	Terrell Davis, Managing Member

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EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTERESTS

[See Attached]

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ASSIGNMENT OF MEMBERSHIP INTEREST

Effective Date: December 15, 2022

FOR VALUE RECEIVED, Fourth & One, LLC ("Assignor") hereby sells, assigns and transfers unto Thunder Energies Corporation ("Assignee"), a 30.9% membership interest in WC Mine Holdings, LLC (the "Company"), standing in the name of Assignor on the books of the Company (the "Assigned Interest").

Assignor hereby authorizes, directs and irrevocably constitutes and appoints any duly authorized officer of the Company as attorney to transfer all of Assignor's right, title and interest in the Assigned Interest to Assignee with full power of substitution in the premises.

IN WITNESS WHEREOF, the undersigned execute this document to be effective as of the Effective Date first above written.

ASSIGNOR:

FOURTH & ONE LLC

/s/ Terrell Davis

Terrell Davis, Managing Member

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EXHIBIT B

INDEMNIFICATION PROCEDURES

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Purchaser, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to subsection (b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to subsection (b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of- pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this subsection (b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to subsection (a). it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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